Exhibit 10.15

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Nimbus Holdings LLC
March 2, 2020

Nikola Corporation
Attention: Trevor Milton, CEO
4141 E. Broadway Rd.
Phoenix, AZ 5040

Dear Trevor:

Reference is made to that Stockholder Support Agreement (the “Stockholder Support Agreement”), dated as of March 2, 2020, by and among VectoIQ Acquisition Corp., a Delaware corporation (“VectoIQ”) and certain of the stockholders of Nikola Corporation, a Delaware corporation (the “Company”), including Nimbus Holdings, LLC, a Delaware corporation (“Investor”).

The Company and Investor agree that side letters dated September 3, 2019, March 7, 2019, August 3, 2018 (a/k/a the “Investment Side Letter”); August 3, 2018 (a/k/a the “Development Support Letter Agreement”), and September 1, 2017 shall terminate at the Merger (as defined in the Stockholder Support Agreement), except for the following modified rights of Investor as set forth below between Investor and the Company, which constitute commercial agreements under the Stockholder Support Agreement and shall continue and not terminate in connection with the Merger pursuant to the Stockholder Support Agreement or otherwise.  The Company and Investor further agree that the references to the Company and rights and obligations of the Company as set forth below shall include the parent of the Company following the Merger, VectoIQ, any subsidiaries of the Company, and any other affiliated entities (but not for the avoidance of doubt directors or stockholders of the Company) and the rights and obligations of the Company’s affiliates, and that such rights and obligations of the Company shall not be assigned or transferred without the consent of Investor.  The Company and Investor further agree that this commercial agreement side letter (this “Commercial Letter”) constitutes a commercial agreement under the Stockholder Support Agreement.

1.                                      The Company shall have the option to select an autonomous driving software and hardware package to be used on the Company’s trucks from any company.  Regardless of the autonomous driving package ultimately selected by the Company, the Company agrees to use Investor’s Affiliates’ autonomous driving components (the “AD Components”) on the Company’s autonomy-equipped trucks so long as the AD Components are reasonably comparable in price to third party components on the market which are similar in quality, functionality, reliability deliverability and availability.  If Investor’s AD Components do not meet the specification requirements for such sensors, and Investor cannot deliver such AD Components in the required timeframe, no obligation is required for Company to source Investors AD Components.

2.                                      Total Spend Obligation.  The parties agree to replace the obligations of the Company as set forth under paragraph 4 of the March 7, 2019 side letter with an obligation of the Company to have received services (especially but not only for inverter and FCPM development and system integration) resulting in a minimum total payment of [*] that is received by Investor (and its affiliates).

3.                                      Inverter Development and Parts Supply.  The Company agrees to provide an LOI to Investor and to negotiate with Investor in good faith towards a supply agreement with Investor (or one of its affiliates) for inverter supply for the Nikola BEV and FCEV truck versions from the start of production for the period beginning on June 2021 through December 2026.  Investor agrees to make such inverters available at comparable pricing, performance, NRE and availability as other leading Tier 1 suppliers.  Investor agrees to provide a silicon carbide inverter as early as possible as part of the offering to the Company and assist in E-Axle integration if needed with comparable market development costs, if any.  If such a situation arises that Investor is not able to meet specifications, delivery timeline, production quantities, efficiencies, pricing and prototype availability, Company agrees to give Investor guidance to meet such terms and allow Investor to revise such proposal within 30 days.  If Investor is unable to meet such terms, Company is permitted to source inverter from another supplier.

4.                                      FCPM Development and Parts Supply.  The Company agrees to provide an LOI to Investor and to negotiate with Investor in good faith towards a development and supply agreement with Investor (or one of its affiliates) for fuel cell power module development and parts supply for all models of the Company’s heavy-duty fuel cell trucks from start of production for the period beginning on January 2023 through December 2028.  Multiple terms still need to be worked out between parties, but both parties agree to work towards a solution and agree to negotiate in good faith.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this commercial letter as of the date first above written.

COMPANY:		INVESTOR:
Nikola Corporation		Nimbus Holdings LLC
a Delaware corporation		a Delaware limited liability company

By:	/s/ Trevor Milton	By:	/s/ Johannes-Joerg Rueger
Name:	Trevor Milton	Name:	Johannes-Joerg Rueger
Title:	CEO	Title:	President

		By:	/s/ Guido Stueber
		Name:	Guido Stueber
		Title:	Vice President